Exhibit 23

Independent Auditors’ Consent

The Board of Directors
Allied Capital Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-45525, No. 333-13584, No. 333-88681 and No. 333-101849) on Form S-8 of Allied Capital Corporation of our report dated February 17, 2004, with respect to the consolidated balance sheet of Allied Capital Corporation and subsidiaries as of December 31, 2003 and 2002, including the consolidated statement of investments as of December 31, 2003, and the related consolidated statements of operations, changes in net assets and cash flows, and the financial highlights (included in Note 15), for the years ended December 31, 2003 and 2002, which report appears in the December 31, 2003, annual report on Form 10-K of Allied Capital Corporation.

Our report refers to our audit of the revisions that were applied to the 2001 consolidated financial statements, as more fully described in Note 2 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such revisions.

/s/ KPMG LLP

Washington, D.C. March 11, 2004